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                            STEWART ENTERPRISES, INC.
                         110 VETERANS MEMORIAL BOULEVARD
                            METAIRIE, LOUISIANA 70005

                                  June 20, 2003

Frank B. Stewart, Jr.
Chairman of the Board of Directors
Stewart Enterprises, Inc.
110 Veterans Memorial Boulevard
Metairie, Louisiana 70005

                 Re: Retirement Benefits Agreement
Dear Frank:

         In response to your notification to the Board of Directors of your desire to retire from your position as Chairman of the Board and our subsequent discussions with you regarding your retirement benefits, and in recognition of your many years of faithful and tireless service to Stewart Enterprises, Inc. (the "Company"), the Board of Directors has agreed with you on the following retirement arrangements:

         1. You will publicly announce your retirement on or before July 21, 2003.

         2. The effective date of your retirement will be September 17, 2003, which we understand coincides with your 68th birthday.

         3. In consideration of your many years of service and your agreement not to compete with the Company through October 31, 2006, as specifically set forth in Appendix 1 hereto, you will receive a retirement benefit of $1.65 million, payable in three installments of $550,000 each. The first such payment will be made within five business days after the announcement of your retirement, and the second and third such payments will be made on the first and second anniversaries of the execution of this agreement (i.e., June 20, 2004 and 2005).

         4. Effective September 17, 2003, the Company will grant to you such ownership interests (or, at your election and subject to your assumption of the remaining rental and other obligations, such leasehold interests) as it holds in all furniture, fixtures, equipment and machines (including without limitation computer, software, fax and copy machines) currently used primarily by you or your staff or located in your offices, as well as the automobile currently used by you and provided by the Company.

         5. You will continue to receive your current salary until the effective date of your retirement (September 17, 2003).

         6. Following the effective date of your retirement you will be eligible to receive board and board committee fees on the same basis as other non-employee directors.

         7. You will be permitted to withdraw upon request all amounts owed to you under the senior executive deferred compensation plan in accordance with the terms of that plan.

         8. Because you will no longer be employed by the Company following your retirement, you will no longer be eligible to participate in the Company's group health plan, but if you elect to continue

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that coverage for you and your spouse in accordance with your rights under
COBRA, the Company will reimburse you for your premium cost for the full period of COBRA eligibility.

         9. You have advised us that you and your staff wish to relocate and make your office space available to the Company. Accordingly, you have agreed that you and your staff will vacate your current office spaces on or prior to August 1, 2003, at which time the Company will pay you $30,000 to help defray your expenses.

         10. Your assistants, Helen Prine and Denise Jochum, and your driver, Wayde Dubroc, will remain employees of the Company at their current rates of pay from the Company through the effective date of your retirement (September 17, 2003), at which time they will be available for employment by you or one of your affiliated companies. Upon their separation from the Company, they will be entitled to severance pay of one week for each year of service in accordance with the Company's standard practice. Notwithstanding the foregoing, Ms. Prine's review is scheduled for July 1, 2003 and will occur as scheduled, and she will receive the Company-standard 3%-7% salary increase if her performance is deemed satisfactory.

         11. Upon the effective date of your retirement, the Nominating and Governance Committee will appoint you as Chairman Emeritus of the Board, which is an honorary title carrying no burdens or benefits other than those attendant to Board membership.

         12. At the appropriate time, the Nominating and Governance Committee will nominate you to serve an additional three-year term on the Board of Directors commencing at the 2004 annual meeting of shareholders.

         If the foregoing accurately describes our agreement, please so indicate by signing and returning the enclosed copy of this letter, whereupon it will become a binding and enforceable agreement between you and the Company.

                                                      Yours truly,

                                                      STEWART ENTERPRISES, INC.

                                             By:      /s/ JOHN P. LABORDE
                                                      --------------------------
                                                      John P. Laborde,
                                                      Lead Independent Director

                                                      /s/JAMES W. MCFARLAND
                                                      --------------------------
                                                      James W. McFarland,
                                                      Chairman of the
                                                      Compensation Committee
Agreed to and accepted
this 20th day of June, 2003

/s/FRANK B. STEWART, JR.
------------------------
Frank B. Stewart, Jr.


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                                            Appendix 1: Non-competition Covenant

         NON-COMPETITION COVENANT. Commencing with the date of this agreement and continuing through October 31, 2006, Frank B. Stewart, Jr. (the "Retiree"), agrees that, with respect to each State of the United States or other jurisdiction, or specified portions thereof, in which the Retiree has regularly
(a) made contact with customers of the Company or any of its subsidiaries, (b) conducted the business of the Company or any of its subsidiaries or (c) supervised the activities of other employees of the Company or any of its subsidiaries, and in which the Company or any of its subsidiaries engages in the Death Care Business (as defined below) on the date of this Agreement (collectively, the "Subject Areas"), Employee will restrict his activities within the Subject Areas as follows:

         Retiree will not, directly or indirectly, for himself or others, own, manage, operate, control, be employed in an executive, managerial or supervisory capacity by, consult with, or otherwise engage or participate in or allow his skill, knowledge, experience or reputation to be used in connection with, the ownership, management, operation or control of, any company or other business enterprise engaged in the Death Care Business within any of the Subject Areas; provided, however, that nothing contained herein shall prohibit Retiree from making passive investments as long as Retiree does not beneficially own more than 2% of the equity interests of a business enterprise engaged in the Death Care Business within any of the Subject Areas. For purposes of this paragraph, "beneficially own" shall have the same meaning ascribed to that term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

         Retiree will not call upon any customer of the Company or its subsidiaries for the purpose of soliciting, diverting or enticing away the business of such person or entity, or otherwise disrupting any previously established relationship existing between such person or entity and the Company or its subsidiaries.

         Retiree will not solicit, induce, influence or attempt to influence any supplier, lessor, lessee, licensor, partner, joint venturer, potential acquiree or any other person who has a business relationship with the Company or its subsidiaries, or who on the date of this agreement is engaged in discussions or negotiations to enter into a business relationship with the Company or its subsidiaries, to discontinue or reduce or limit the extent of such relationship with the Company or its subsidiaries.

         Retiree will not make contact with any of the officers or employees of the Company or its subsidiaries with whom he had contact during the course of his employment with the Company for the purpose of soliciting such employee for hire, whether as an employee or independent contractor, or otherwise disrupting such employee's relationship with the Company or its subsidiaries.

         "Death Care Business" means (i) the owning and operating of funeral homes and cemeteries, including combined funeral home and cemetery facilities,
(ii) the offering of services and products to meet families' funeral needs, including prearrangement, family consultation, the sale of caskets and related funeral and cemetery products and


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merchandise (whether at physical locations or by means of the Internet), the removal, preparation and transportation of remains, cremation, the use of funeral home facilities for visitation and worship, and related transportation services, (iii) the marketing and sale of funeral services and cemetery property or merchandise on an at-need or prearranged basis, (iv) providing, managing and administering financing arrangements (including trust funds, escrow accounts, insurance and installment sales contracts) for prearranged funeral plans and cemetery property and merchandise, (v) providing interment services, the sale (on an at-need or prearranged basis) of cemetery property including lots, lawn crypts, family and community mausoleums and related cemetery merchandise such as monuments, memorials and burial vaults, (vi) the maintenance of cemetery grounds pursuant to perpetual care contracts and laws or on a voluntary basis, and (vii) offering mausoleum design, construction and sales services.

         INJUNCTIVE RELIEF; OTHER REMEDIES. Retiree acknowledges that a breach by Retiree of the foregoing covenant would cause immediate and irreparable harm to the Company for which an adequate monetary remedy does not exist; hence, Retiree agrees that, in the event of a breach by Retiree of the provisions thereof, the Company shall be entitled to injunctive relief restraining Retiree from such violation without the necessity of proof of actual damage or the posting of any bond, except as required by non-waivable, applicable law. Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach of this agreement by Retiree, including without limitation the recovery of damages and/or costs and expenses, such as reasonable attorneys' fees, incurred by the Company as a result of any such breach. In addition to the exercise of the foregoing remedies, the Company shall have the right upon the occurrence of any such breach to cancel any unpaid amounts otherwise outstanding. Retiree acknowledges that any such cancellation would not constitute, and should not be characterized as, the imposition of liquidated damages.

         GOVERNING LAW; CONSENT TO JURISDICTION. Any dispute regarding the reasonableness of the covenants and agreements set forth herein, or the territorial scope or duration thereof, or the remedies available to the Company upon any breach of such covenants and agreements, shall be governed by and interpreted in accordance with the laws of the State of the United States or other jurisdiction in which the alleged prohibited competing activity occurs, and, with respect to each such dispute, the Company and Retiree each hereby irrevocably consent to the exclusive jurisdiction of the 24th Judicial District Court of Louisiana or the United States District Court for the Eastern District of Louisiana for resolution of such dispute, and agree to be irrevocably bound by any judgment rendered thereby in connection with such dispute, and further agree that service of process may be made upon him or it in any legal proceeding relating to this agreement by any means allowed under the laws of such jurisdiction. Each party irrevocably waives any objection he or it may have as to the venue of any such suit, action or proceeding brought in either such court or that such court is an inconvenient forum.